Exhibit 99.1

   Varian Medical Systems Schedules Annual Stockholder Meeting in Palo Alto

    PALO ALTO, Calif., Dec. 8 /PRNewswire-FirstCall/ -- Varian Medical Systems (NYSE: VAR) announced today that its Board of Directors has set the regular Annual Meeting of Stockholders for February 17, 2005 with a record date of December 20, 2004. The meeting will be held at the Sheraton Palo Alto,
625 El Camino Real, Palo Alto, California at 1:00 p.m. PT.
    The meeting will be webcast by CCBN and can be accessed at Varian Medical Systems' website at www.varian.com/investor. To attend the meeting, please RSVP to Anne Rambo, at 650-424-5834, or anne.rambo@varian.com.
    The webcast will also be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).
    Varian Medical Systems, Inc. of Palo Alto, California is the world's leading supplier of equipment and software for treating cancer. The company is also a premier supplier of components including X-ray tubes and flat-panel detectors for medical, scientific, and industrial imaging. Varian Medical Systems employs approximately 3,280 people who are located at manufacturing sites in North America and Europe and in its 55 sales and support offices around the world. In its most recent fiscal year ended October 1, 2004, Varian Medical Systems reported sales of $1.2 billion. For more information, visit www.varian.com.

SOURCE  Varian Medical Systems, Inc.
    -0-                             12/08/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, +1-650-424-5782, or spencer.sias@varian.com/
    /Web site:  http://www.streetevents.com/
    /Web site:  http://www.varian.com/
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  HEA MTC CPR STW MAC
SU:  CCA